Exhibit 10.4.3

CENTRAL GARDEN & PET COMPANY

2003 OMNIBUS EQUITY INCENTIVE PLAN

PERFORMANCE-BASED

NONQUALIFIED STOCK OPTION AGREEMENT

1. Grant of Option. Central Garden & Pet Company (the “Company”) hereby grants to                      (the “Employee”) under the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan (the “Plan”), as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option to purchase, on the terms and subject to the fulfillment of the performance, vesting and other conditions set forth in this Agreement and the Plan, all or any part of an aggregate of          shares of authorized shares of the Class A Common Stock, at the purchase price set forth in paragraph 2 of this Agreement. The option granted hereby is not intended to be an Incentive Stock Option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercise Price. The purchase price per share (the “Option Price”) shall be $        , which is the fair market value per share of the Class A Common Stock. The effective date of this Agreement shall be             , 201  . The Option Price shall be payable in shares of the Class A Common Stock of the Company or, in the discretion of the Committee, in the legal tender of the United States or in a combination of such legal tender and such shares.

3. Number of Shares. The number and class of shares specified in paragraph 1 above, and/or the Option Price, are subject to appropriate adjustment in the event of changes in the capital stock of the Company by reason of stock dividends, split-ups or combinations of shares, reclassifications, mergers, consolidations, reorganizations or liquidations. Subject to any required action of the stockholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation, the option granted hereunder (to the extent that it is still outstanding) shall pertain to and apply to the securities to which a holder of the same number of shares of Class A Common Stock that are then subject to the option would have been entitled. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

4. Commencement of Exercisability. Subject to the fulfillment of the performance conditions set forth on Schedule A to this Agreement, the shares granted under this Option Agreement are exercisable as follows:

•	% of total number shares shall vest on , 201 ;

•	% of total number shares shall vest on , 201 ;

•	% of total number shares shall vest on , 201 ;

•	% of total number shares shall vest on , 201 ; and

•	% shares shall vest on , 201 .

5. Termination of Option. In the event of termination of employment with the Company and all Affiliates for any reason other than death, the Employee may, within one (1) month after the date of such termination or             , 201  , whichever shall first occur, exercise the option to the extent the right to exercise the option had accrued as of the date of such termination. If the Employee’s termination of employment is on account of his or her death, or if the Employee shall die within such one (1) month period, the option may be exercised by the Employee’s transferee, as hereinafter provided, to the same extent that the right to exercise the option had accrued immediately prior to the Employee’s death, for a period of two (2) months after the date of the Employee’s death.

6. Persons Eligible to Exercise. The option shall be exercisable during the Employee’s lifetime only by the Employee. The option shall be non-transferable by the Employee other than by a beneficiary designation made in a form and manner acceptable to the Committee, or by will or the applicable laws of descent and distribution.

7. After the Death of Employee. To the extent exercisable after the Employee’s death, the option shall be exercised only by the Employee’s designated beneficiary or beneficiaries as set forth in the Employee’s life insurance enrollment, or if no beneficiary survives the Employee, by the person or persons entitled to the option under the Employee’s will, or if the Employee shall fail to make testamentary disposition of the option, his or her legal representative. A transferee exercising the option must furnish the Company (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of the option and compliance with any laws or regulations pertaining to said transfer, and (c) written acceptance of the terms and conditions of the option as prescribed in this Agreement.

8. Exercise of Option. The option may be exercised by the person then entitled to do so as to any shares which may then be purchased (a) by giving written notice of exercise to the Company, specifying the number of full shares to be purchased and (b) if requested by the Company, by confirming in writing that the shares to be purchased upon the option exercise are being acquired for investment and not with a view to distribute them.

The Option Price upon exercise of any option shall be payable by having the Company withhold shares of Class A Common Stock having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the Option Price, pursuant to such procedures as the Company may specify from time to time. The Company, in its sole discretion, also may permit (a) the Employee to pay the Option Price in full in cash, or (b) by any other means which the Company, in its sole discretion, determines to both provide legal consideration for the shares, and to be consistent with the purposes of the Plan. The value of the shares to be withheld or delivered will be based on their Fair Market Value on the date of exercise.

9. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the shares covered by the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of shares hereunder, the option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

10. No Rights of Stockholder. Neither the Employee nor any person claiming under or through said Employee shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the option, unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Employee.

11. Option has No Effect on Employment. The terms of Employee’s employment shall be determined from time to time by the Company, or the Subsidiary employing the Employee, as the case may be, and the Company, or the Subsidiary employing the Employee, as the case may be, shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

12. Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Chief Financial Officer, 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee address set forth beneath the Employee’s signature hereto, or at such other address as the Employee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited, postage and registry fee prepaid, in a United States post office.

13. Non-Transferability of Option. Except as otherwise herein provided, the option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of said option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, said option and the rights and privileges conferred hereby shall immediately become null and void.

14. Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after             , 201  .

15. Binding Agreement. Subject to the limitation on the transferability of the option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of the Agreement and one or more provision of the Plan, the provisions of the Plan shall govern. Terms used in this Agreement that are not defined in this Agreement shall have the meaning set forth in the Plan.

17. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, effective as of the day and year specified in paragraph 2 of this Agreement.

CENTRAL GARDEN AND PET COMPANY

By

Employee Signature

Date

Address

Social Security Number

SCHEDULE A

            , 201

Vesting Schedule - Corporate Performance

If at the end of a fiscal year, any of A, B or C below is achieved,              percent (    %) of the shares subject to this Option Agreement shall vest and become exercisable on                  th following such fiscal year, provided that you have not had a Termination of Employment (as defined in the 2003 Omnibus Equity Incentive Plan) prior to such date:

A.	Adjusted EBIT is greater than the target floor and Net Controllable Assets is less than the target ceiling; or

B.	Adjusted EBIT is greater than the target floor by an amount which exceeds twenty percent (20%) of the amount by which Net Controllable Assets are above the target ceiling; or

C.	Adjusted EBIT is below the target floor by an amount that is less than twenty percent (20%) of the amount by which Net Controllable Assets are below the target ceiling.

Performance and vested shares shall be determined separately pursuant to the tables below for Company, Pet Segment, and Garden Segment.

In addition, if any of the shares do not vest on any particular vesting date because the Company, Pet Segment, and / or Garden Segment performance has not been achieved, such shares will vest and become exercisable if at the end of the following fiscal year, the Cumulative Target for that later fiscal year has been achieved. Any such shares shall vest and become exercisable on                  th following the fiscal year pursuant to which it is determined that such shares shall vest, provided that you have not had a Termination of Employment prior to such date.

             shares based on performance of the Company as follows:

             shares based on performance of Pet Segment as follows:

             shares based on performance of Garden Segment as follows:

Calculations will be based on the following definitions:

Adjusted EBIT = earnings before interest and taxes as determined pursuant to U.S. GAAP and adjusted for acquisitions and divestitures, non-operating income or expense and other adjustments that are determined by the Compensation Committee of the Board of Directors (the “Committee”), in its sole and absolute discretion, to be necessary to remove extraordinary items which were not contemplated at the time of grant.

Cumulative Target = the total aggregate Adjusted EBIT Target Floors and the total aggregate Net Controllable Assets Ceilings for the current fiscal year of performance and all prior fiscal years of performance (beginning with 201__) satisfies A, B or C above.

Net Controllable Assets = the average of the following for the fiscal year of performance: total current assets (excluding cash and marketable securities) plus net fixed assets less total current liabilities (excluding notes payable and current portion of long term debt).

The Committee shall have the sole and absolute discretion and authority to determine whether and the extent to which the performance goals have been achieved by the relevant deadline dates, including, but not limited to, the sole and absolute discretion to make all accounting determinations and interpretations of adjustments for the determination of the results. The Committee’s decision will be final and binding on employee and employee’s heirs, beneficiaries, assigns or other related parties.